Exhibit 10

Whirlpool Corporation

Deferred Compensation Plan II

For Non-Employee Directors

(Effective as of January 1, 2005)

Contents

	Article 1. Plan Purpose, Eligibility and Effective Date	2

1.1	Purpose	2
1.2	Effective Date	2
1.3	Eligibility and Participation Rules	2

	Article 2. Definitions	2

2.1	Definitions	2

	Article 3. Plan Administration	3

3.1	Plan Administration	3
3.2	Notifications	3

	Article 4. Election to Defer Compensation	3

4.1	Timing of Elections	3
4.2	Content of Elections	4
4.3	Duration of Elections	4

	Article 5. Deferred Compensation Accounts	4

5.1	Accounts	4
5.2	Crediting of Deferred Compensation	4
5.3	Crediting of Investment Returns	4
5.4	No Right to Company Assets	5

	Article 6. Distribution of Deferred Compensation	5

6.1	Distribution Elections; Form and Timing of Distributions	5
6.2	Distributions in the Event of Death	5
6.3	Distributions in the Event of Unforeseeable Emergency or Disability	5
6.4	Acceleration of Benefits	6
6.5	Distributions Upon a Change in Control	6

	Article 7. Plan Amendment or Termination	6

7.1	Amendment and Termination	6

	Article 8. Miscellaneous	6

8.1	Non-Assignability	6
8.2	Deferred Stock Awards	6

Article 1. Plan Purpose, Eligibility and Effective Date

1.1 Purpose

The Plan has been established for the mutual benefit of the Company and Plan Participants with its primary purpose to allow for the voluntary deferral by an Outside Director of the receipt of Compensation to future years.

1.2 Effective Date

The Plan shall be effective with respect to any Compensation payable to an Outside Director for services performed on or after January 1, 2005.

1.3 Eligibility and Participation Rules

A member of the Company’s Board of Directors who is not an employee of the Company, or of any subsidiary or affiliate of the Company, shall become eligible to participate in the Plan upon being elected to the Board of Directors. Participation in the Plan will terminate if (i) the Participant ceases to be a Director or becomes an employee of the Company or of any subsidiary or affiliate of the Company or (ii) the Participant dies, whichever event occurs first.

Article 2. Definitions

2.1 Definitions

Whenever used in the Plan, the following terms shall have the meaning set forth below unless the context clearly indicates otherwise.

(a)	“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b)	“Cash Compensation” shall mean the annual cash retainer and cash Board committee chair fees earned by an Outside Director.

(c)	“Company” shall mean Whirlpool Corporation, a Delaware corporation with offices at its Administrative Center, Benton Harbor, Michigan 49022.

(d)	“Compensation” shall mean an Outside Director’s Cash Compensation and Stock Awards.

(e)	“Deferred Cash Compensation” shall mean that portion of a Participant’s Cash Compensation that a Participant elects to defer pursuant to this Plan.

(f)	“Deferred Compensation” shall mean an Outside Director’s Compensation, or portion thereof, that such Outside Director has elected to defer pursuant to this Plan.

(g)	“Deferred Compensation Account” or “Account” shall mean the bookkeeping account created by the Company for the administration of each Plan Participant’s Deferred Compensation.

(h)	“Deferred Stock Unit(s)” shall mean that portion of a Stock Award or Awards which otherwise would be made to a Participant under an Equity Plan and which the Participant elects to defer pursuant to the terms of such Equity Plan.

(i)	“Disabled” shall mean that a Plan Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Plan Participant’s employer.

(j)	“Equity Plan” shall mean an equity plan maintained by the Company, including but not limited to the Whirlpool Corporation Non-Employee Director Equity Plan.

(k)	“Fiscal Year” or “Year” shall mean the calendar year.

(l)	“Outside Director” shall mean a member of the Company’s Board of Directors who is not an employee of the Company or of any subsidiary or affiliate of the Company.

(m)	“Plan” shall mean the Whirlpool Corporation Deferred Compensation Plan II for Non-Employee Directors, effective January 1, 2005.

(n)	“Plan Participant” or “Participant” shall mean an Outside Director who has elected deferral of Compensation for any Fiscal Year pursuant to this Plan.

(o)	“Stock Award” shall mean an award of the Company’s common stock to a Participant under an Equity Plan.

(p)	“Unforeseeable Emergency” shall mean a severe financial hardship to the Plan Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Article 3. Plan Administration

3.1 Plan Administration

The Company shall have full power and discretionary authority to construe, interpret and administer the Plan.

3.2 Notifications

Each election to defer Compensation pursuant to this Plan and any amendment to such election shall be made on a notification form (“Notification”) provided by the Company and signed by the Outside Director. Each Notification shall, if it is submitted in a timely manner pursuant to Article 4, be effective when it is received by the Secretary of the Company. Notifications not received in a timely manner shall be null and void ab initio.

Article 4. Election to Defer Compensation

4.1 Timing of Elections

At any time prior to December 31 of each Year, an Outside Director may elect to defer receipt of all or a part of the Outside Director’s Compensation to be earned during the next succeeding Fiscal Year or Years. Any election by a new Outside Director to defer Compensation shall be made with respect to services to be performed subsequent to the election and shall be made within thirty (30) days after the date the Outside Director becomes eligible to participate in the Plan.

4.2 Content of Elections

Any election to defer Compensation shall specify the percentage of Compensation to be deferred and the manner in which the portion of the Participant’s Account attributable to Deferred Cash Compensation shall be paid (as set forth in Section 6.1). If a Plan Participant elects to defer less than all of his or her Cash Compensation, his or her deferrals of Cash Compensation will be made on a pro rata basis from his or her quarterly Compensation during the Fiscal Year. Participants may elect to receive Deferred Stock Units in lieu of Stock Awards in increments of 25%, 50%, 75% and 100%. If a Plan Participant elects to receive Deferred Stock Units in an increment of less than 100%, Deferred Stock Units will, in accordance with the election of the Director, be granted in lieu of Stock Awards pursuant to the Equity Plan under which they are granted at the conclusion of each annual meeting of the stockholders of the Company. An election may also specify the beneficiary(ies) to receive any unpaid amounts in the event of the Plan Participant’s death.

4.3 Duration of Elections

Any election to defer Compensation shall continue in force with respect to all succeeding terms of the Plan Participant’s service, unless the Outside Director advises the Company by a subsequent Notification, prior to any December 31, that the Outside Director has elected to modify or terminate such election to defer with respect to Compensation to be earned during the next succeeding Fiscal Year or Years. The amount accumulated pursuant to the deferral shall continue to be subject to the provisions of the Plan.

Article 5. Deferred Compensation Accounts

5.1 Accounts

A Deferred Compensation Account shall be created and maintained for each Plan Participant.

5.2 Crediting of Deferred Compensation

Each Plan Participant’s Account shall be credited on the last day of each calendar quarter with the amount of any Deferred Cash Compensation earned during that quarter and each Plan Participant’s Account shall be credited immediately following the annual meeting of stockholders of the Company with the amount of any Deferred Stock Units.

5.3 Crediting of Investment Returns

(a)	Deferred Cash Compensation. A Participant may specify that the portion of his or her Account attributable to Deferred Cash Compensation shall be treated as if it were invested in any of the investment funds that are available under the Whirlpool 401(k) Plan (other than the Whirlpool Stock Fund). Such Plan Participant’s Account shall be adjusted as of each business day for investment gains and losses accordingly until the balance in the Account attributable to Deferred Cash Compensation has been fully distributed as provided in Article 6. Each such election shall be made at such time, in such manner and with respect to such investment funds as the Company shall determine, and shall be effective only in accordance with such rules as the Company shall establish. If a Plan Participant fails to make an election under this section, the portion of his or her Account attributable to Deferred Cash Compensation shall be deemed to be invested in a default investment fund designated by the Company.

(b)	Deferred Stock Units. The portion of a Participant’s Account attributable to Deferred Stock Units shall be treated as if it were invested in the common stock of the Company and shall be credited with dividend equivalents in accordance with the Equity Plan under which they are granted.

5.4 No Right to Company Assets

The plan is not funded. The Accounts shall be a reserve on the books of the Company. No funds or common stock of the Company shall be segregated or set aside by virtue of such reserve for the payment of amounts in the Accounts. Benefits will be paid solely from the Company’s general funds and are not secured by any form of trust, escrow or otherwise. The rights of Plan Participants with respect to amounts credited to their Accounts shall be those of general creditors.

Article 6. Distribution of Deferred Compensation

6.1 Distribution Elections; Form and Timing of Distributions

(a)	Deferred Cash Compensation. At the time that a Plan Participant elects to participate in the Plan by making a deferral election on his or her Notification, the Plan Participant shall elect the form of payment from the Plan for the portion of his or her Account attributable to Deferred Cash Compensation. A Plan Participant may elect to receive distribution of the portion of his or her Account attributable to Deferred Cash Compensation either in a single lump sum cash payment or in approximately equal monthly or quarterly cash payments over a period not to exceed ten (10) years, commencing within ninety (90) days following the date on which the Plan Participant ceases to be a Director, provided that such time of distribution does not result in tax pursuant to Section 409A of the Internal Revenue Code of 1986 and is otherwise permissible under applicable law. Such election regarding the form of distributions may be changed by a Participant if required by applicable law. If a Participant does not make a valid election with respect to distribution of the portion of his or her Account attributable to Deferred Cash Compensation, the payment shall be made in a cash lump sum.

(b)	Deferred Stock Units. Distribution of the portion of a Participant’s Account attributable to Deferred Stock Units shall be made by the issuance of shares of common stock of the Company as soon as administratively feasible following the date on which the Plan Participant ceases to be a Director.

6.2 Distributions in the Event of Death

Notwithstanding anything in the Plan to the contrary, in the event of a Plan Participant’s death, distribution of the portion of a Plan Participant’s Account attributable to Deferred Cash Compensation shall be made in the form designated by the Participant in his or her Notification (or if no form is designated, in a lump sum distribution). Distribution of the portion of his or her Account attributable to Deferred Stock Units shall be made by the issuance of shares of common stock of the Company. All death distributions shall be made as soon as practicable following the date of the Plan Participant’s death to a Beneficiary or Beneficiaries designated by the Plan Participant in his or her Notification, or, if no designation has been made, to the Plan Participant’s estate. A Plan Participant may change his or her beneficiary or beneficiaries by a Notification to the Company. Any such Notification shall be effective when it is received by the Secretary of the Company.

6.3 Distributions in the Event of Unforeseeable Emergency or Disability

Notwithstanding a Plan Participant’s distribution election under section 6.1, a Plan Participant may, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, request a lump sum distribution of the portion of his or her Account attributable to Deferred Cash Compensation in the event of Unforeseeable Emergency or in the event that the Participant becomes Disabled. The amount of a distribution in the event of Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Plan Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.4 Acceleration of Benefits

There shall be no acceleration of the time or schedule of any payment under the Plan, except as provided in section 6.3.

6.5 Distributions Upon a Change in Control

To the extent permissible under Section 409A of the Internal Revenue Code of 1986, notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control, each Plan Participant’s Deferred Compensation Account balance shall become due and payable and shall be distributed as soon as practicable following the Change in Control. The portion of a Plan Participant’s Account attributable to Deferred Cash Compensation shall be distributed in a single lump sum cash payment and the portion of a Plan Participant’s Account attributable to Deferred Stock Units shall be distributed in such forms as may be provided in the Equity Plan under which they are granted. For purposes of this Section 6.2, a Change in Control shall have the meaning given to such term by regulations promulgated by the Secretary of the Treasury.

Article 7. Plan Amendment or Termination

7.1 Amendment and Termination

The Board of Directors shall have the right to amend the Plan from time to time or to terminate the privilege under the Plan of deferring Compensation to be earned, but any such amendment or termination shall not reduce any Account of a Participant or former Participant as of the date of the amendment. The Board of Directors may also elect to terminate the Plan itself, in which event, the Accounts of Participants shall be disposed of as determined by the Board of Directors, in accordance with Section 409A of the Internal Revenue Code of 1986 and regulations promulgated by the Secretary of the Treasury thereunder.

Article 8. Miscellaneous

8.1 Non-Assignability

The right to receive payments hereunder shall not be assigned, transferred, pledged or encumbered.

8.2 Deferred Stock Units

Deferred Stock Units shall be subject to the terms, conditions and limitations of the Equity Plan under which they are granted.

* * * * *

In Witness Whereof, the Company has caused this Plan to be signed and its corporate seal to be hereunto affixed by its duly authorized officers effective as of January 1, 2005, on this 22nd day of December, 2004.

Whirlpool Corporation
Attest:

		By:	/s/ Jeff M. Fettig
Jeff M. Fettig,
By:	/s/ Robert T. Kenagy		Chairman of the Board, President and Chief Executive Officer
Robert T. Kenagy,
Associate General Counsel and Corporate Secretary